Exhibit 23.3

[Form]

Consent of Assegaf Hamzah & Partners

Date: (                    )

Sea Limited

1 Fusionopolis Place

#17-10, Galaxis

Singapore 138522

Re: Sea Limited (the “Company”)

Ladies and Gentlemen:

We are lawyers qualified in the Republic of Indonesia (“Indonesia”) and are acting as Indonesia legal counsel to Sea Limited (the “Company”) solely in connection with (i) the offering and sale of a certain number of the Company’s American depositary shares (the “ADSs”), each representing a certain number of ordinary shares of the Company, pursuant to the Company’s registration statement on Form F-1, including any amendments or supplements thereto (the “Registration Statement”), and (ii) the proposed listing of the Company’s ADSs on the New York Stock Exchange or the NASDAQ Global Select Market.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the use of our name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Yours very truly,

Assegaf Hamzah & Partners

Name:
Title:
Date:

Jakarta Office	Surabaya Office
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P. +62 21 2555 7800 | F. +62 21 2555 7899	P. +62 31 5116 4550 | F. +62 31 5116 4560
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